Exhibit 99.1

Laboratory Corporation of America

FOR IMMEDIATE RELEASE

LabCorp Enters Into Definitive Agreement to Acquire Genzyme Genetics

Burlington, NC --- September 13, 2010—Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), today announced that it has entered into a definitive agreement under which LabCorp will acquire Genzyme Genetics, a business unit of Genzyme Corp. (NASDAQ: GENZ), in an all cash transaction valued at $925 million.  Net of expected income tax benefits, less acquisition-related expenses, the acquisition has a net cash cost to LabCorp of approximately $795 million.

“Genzyme Genetics is among the premier genetics and oncology laboratories in the United States. It has an excellent clinical reputation, a track record of growth and innovation and outstanding people,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “This acquisition will substantially expand our capabilities in reproductive, genetic, hematology-oncology and clinical trials central laboratory testing. The acquisition of Genzyme Genetics provides us with an unprecedented opportunity for revenue growth in our key strategic focus areas of esoteric testing and personalized medicine.”

Genzyme Genetics is a leading provider of complex reproductive and oncology testing services and the preferred provider for such services to maternal fetal medicine specialists and obstetrician / gynecologists nationally.  The business performs more than 1.5 million high-quality, high-clinical value tests annually with reported revenue in 2009 of approximately $371 million.  The expansive menu of complex tests offered include technologies that span the continuum of care, ranging from maternal serum screening and prenatal diagnostics to carrier screening and postnatal testing services.  Genzyme Genetics also has a broad network of board-certified geneticists and genetic counselors, offering infertility and prenatal genetic counseling expertise to physicians and patients.

The transaction is subject to the satisfaction of customary closing conditions set forth in the agreement, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the goal of closing before the end of the year.  LabCorp has obtained a financing commitment from Citi to provide debt financing for the transaction.  Citi and Lazard acted as financial advisors to LabCorp in connection with the transaction.

Conference Call Scheduled
LabCorp will discuss the transaction during a conference call today at 7:15 a.m. EDT  and is available by dialing 866-713-8567 (617-597-5326 for international callers).  The access code is 86927239.  A telephone replay of the call will be available through September 20th, 2010 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers).  The access code for the replay is 74417370.  A live online broadcast of this call on September 13th, 2010 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 7:15 a.m. EDT.  This webcast will be archived and accessible continuing through October 13, 2010.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, the possibility that expected future revenues will not be achieved, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.

LabCorp Investor/Media Contact:
Stephen Anderson
Vice President, Investor Relations
336-436-5274
Investor@labcorp.com
358 South Main Street
Burlington, NC 27215

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